CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 17, 2015, relating to the financial statements and financial highlights which appears in the June 30, 2015 Annual Report to Shareholders of Emerging Markets Growth Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent registered public accounting firm" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

August 31, 2015